EXHIBIT 99.1

TXOK ACQUISITION, INC. AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Contents

Independent Auditor’s Report	1

Consolidated Balance Sheet at December 31, 2005	2-3

Consolidated Statement of Operations for the period from September 16, 2005 (date of inception) to December 31, 2005	4

Consolidated Statement of Cash Flows for the period from September 16, 2005 (date of inception) to December 31, 2005	5

Consolidated Statement of Changes in Stockholder’s Equity for the period from September 16, 2005 (date of inception) to December 31, 2005	6

Notes to Consolidated Financial Statements	7-21

Independent Auditor’s Report

The Board of Directors
TXOK Acquisition, Inc.:

We have audited the accompanying consolidated balance sheet of TXOK Acquisition, Inc. and subsidiaries as of December 31, 2005, and the related consolidated statements of operations, changes in stockholder’s equity and cash flows for the period from September 16, 2005 (date of inception) through December 31, 2005. These consolidated financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of TXOK Acquisition, Inc. and its subsidiaries as of December 31, 2005 and the results of their operations and their cash flows for the period from September 16, 2005 (date of inception) through December 31, 2005 in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Tulsa, Oklahoma
December 20, 2006

TXOK ACQUISITION, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(In thousands, except share data)

December 31, 2005

Assets
Current assets:
Cash and cash equivalents	$26,910
Accounts receivable	37,487
Deferred income taxes	130
Other	420
Total current assets	64,947
Oil and natural gas properties (full cost accounting method):
Unproved oil and natural gas properties	56,253
Proved developed and undeveloped oil and natural gas properties	568,773
Accumulated depreciation, depletion and amortization	(14,400)
Oil and natural gas properties, net	610,626
Gas gathering, office and field equipment, net	19,859
Goodwill	22,224
Deferred income taxes	8,504
Deferred financing costs, net	15,694
Due from affiliates	164
Other	107
Total assets	$742,125

See accompanying notes to consolidated financial statements.

TXOK ACQUISITION, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(In thousands, except share data)

December 31, 2005

Liabilities, redeemable preferred stock and stockholder’s equity
Current liabilities:
Accounts payable and accrued liabilities	$10,284
Accrued interest payable	3,554
Revenues and royalties payable	22,899
Embedded derivative	4,800
Oil and natural gas derivatives	353
Income taxes payable	87
Total current liabilities	41,977
Asset retirement obligations	6,125
Oil and natural gas derivatives	12,684
Long-term debt	508,750
Total liabilities	569,536
Commitments and contingencies	—
Redeemable preferred stock, $1,000 par value: Authorized shares-200,000;
Issued and outstanding shares-150,000 at December 31, 2005	156,000
Stockholder’s equity:
Class A common stock, $.001 par value: Authorized shares-200,000; Issued and outstanding shares-none at December 31, 2005	—
Class B common stock, $.001 par value: Authorized shares-50,000; Issued and outstanding shares-20,000 at December 31, 2005	—
Additional paid-in capital	19,961
Deficit	(3,372)
Total stockholder’s equity	16,589
Total liabilities, redeemable preferred stock and stockholder’s equity	$742,125

See accompanying notes to consolidated financial statements.

TXOK ACQUISITION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands)

For the period from September 16, 2005 (date of inception) to December 31, 2005

Revenues and other income:
Oil and natural gas	$50,252
Commodity price risk management activities	245
Gathering income	356
Interest and other income	149
Total revenues and other income	51,002
Costs and expenses:
Oil and natural gas production	5,913
Depreciation, depletion and amortization	14,679
Accretion of discount on asset retirement obligations	115
General and administrative	7,054
Interest	11,520
Total costs and expenses	39,281
Income before income taxes	11,721
Income tax expense	4,293
Net income	7,428
Redeemable preferred stock dividends, accretion and change in fair value of embedded derivative	(10,800)
Loss attributable to common stock	$(3,372)

See accompanying notes to consolidated financial statements.

TXOK ACQUISITION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)

For the period from September 16, 2005 (date of inception) to December 31, 2005
Operating Activities:
Net income	$7,428
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	14,679
Accretion of discount on asset retirement obligations	115
Non-cash change in fair value of derivatives	(245)
Deferred income taxes	4,205
Amortization of deferred financing costs	999
Effect of changes in:
Accounts receivable	(13,382)
Other assets and other liabilities	19
Accounts payable and accrued liabilities	12,659
Oil and natural gas derivatives	(166)
Net cash provided by operating activities	26,311
Investing Activities:
Acquisitions of ONEOK Energy Resources Company and ONEOK Energy Resources Holdings, LLC	(633,047)
Additions to oil and natural gas properties	(15,667)
Additions to natural gas gathering systems and other equipment	(648)
Net cash used in investing activities	(649,362)
Financing Activities:
Proceeds from long-term debt	508,750
Proceeds from note payable	20,000
Payments on note payable	(20,000)
Proceeds from issuance of redeemable preferred stock and embedded derivative	150,000
Proceeds from issuance of common stock	20,000
Formation costs	(39)
Settlement of assumed oil and natural gas derivatives	(12,057)
Deferred financing costs	(16,693)
Net cash provided by financing activities	649,961
Net increase in cash and cash equivalents	26,910
Cash and cash equivalents at beginning of period	—
Cash and cash equivalents at end of period	$26,910

Supplemental Cash Flow Information:
Interest paid	$6,946
Cumulative unpaid dividends on redeemable preferred stock	$6,000
Accretion of discount on redeemable preferred stock and change in value of embedded derivative	$4,800

See accompanying notes to consolidated financial statements.

TXOK ACQUISITION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY

(In thousands, except for share data)

	Class A Common		Class B Common
	Stock		Stock		Additional	Retained	Total
	Shares	$	Shares	$	paid-in capital	earnings (deficit)	stockholder’s equity
Formation:
Issuance of common stock	—	$—	20,000	$—	$20,000	$—	$20,000
Formation costs	—	—	—	—	(39)	—	(39)
Net income	—	—	—	—	—	7,428	7,428
Redeemable preferred stock dividend, accretion and change in fair value of embedded derivative	—	—	—	—	—	(10,800)	(10,800)
Balance as of December 31, 2005	—	$—	20,000	$—	$19,961	$(3,372)	$16,589

See accompanying notes to consolidated financial statements.

TXOK ACQUISITION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.            Formation of TXOK Acquisition, Inc. and the ONEOK Energy Acquisition

On September 16, 2005, TXOK Acquisition, Inc., a Delaware corporation, (TXOK) was formed through a $1,000 cash contribution from EXCO Holdings Inc. (formerly EXCO Holdings II, Inc.) (Holdings) to acquire one share of our Class B common stock.  TXOK was formed to acquire (i) all of the issued and outstanding common stock of ONEOK Energy Resources Company and (ii) all of the issued and outstanding membership interests of ONEOK Energy Resources Holdings, LLC (collectively, ONEOK Energy).  ONEOK Energy was wholly-owned by ONEOK, Inc., (ONEOK) a Tulsa-based energy company.  Following the ONEOK Energy acquisition, our operations consist primarily of the acquisition and development of interests in producing oil and natural gas properties located in the continental United States.  We also act as the operator of some of these properties and receive overhead reimbursement fees as a result.

The ONEOK Energy acquisition closed on September 27, 2005.  The purchase price paid at closing, based upon adjustments as of that date, was $642.9 million.  We have recorded $10.1 million as an account receivable at December 31, 2005 for additional contractual adjustments to be received from ONEOK.  TXOK funded the ONEOK Energy acquisition with (i) $20.0 million in private debt financing, $15.0 million of which was provided by Mr. Boone Pickens, one of Holdings directors; (ii) the issuance of $150.0 million of preferred stock to BP EXCO Holdings, LP, an entity controlled by Mr. Pickens; (iii) a credit facility, with an initial borrowing base of $325.0 million, of which approximately $308.8 million was drawn at the closing of the ONEOK Energy acquisition; and (iv) a second lien term loan of $200.0 million.  (See “Note 3. Long-term debt” for additional information concerning the credit facility and the second lien term loan and “Note 4. Redeemable preferred stock” for additional information concerning the preferred stock.)  On October 7, 2005, we repaid the $20.0 million in private debt financing from the proceeds of an additional $20.0 million equity investment in 19,999 shares of our Class B common stock by Holdings.

The total initial purchase price for the ONEOK Energy acquisition was $642.9 million ($633.0 million after certain contractual adjustments) representing the purchase of all outstanding equity interests and liabilities assumed.  The ONEOK Energy acquisition was accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations.”  Accordingly, TXOK’s financial statements reflect the allocation of the purchase price to the underlying assets and liabilities based upon their estimated fair values.  For tax purposes we received a step up in the tax basis to $633.6 million for the oil and natural gas properties acquired. Recognition of goodwill is due primarily to acquired properties having a significant proved reserve component with additional development opportunities. The purchase price has been allocated as follows (in thousands):

Purchase price calculations:
Payments for outstanding equity shares	$632,799
Transaction costs	248
Total acquisition costs	$633,047

Allocation of purchase price:
Proved developed and undeveloped oil and natural gas properties	$550,205
Unproved oil and natural gas properties	59,053
Gas gathering assets and office and field equipment, net	19,489
Goodwill	22,224
Deferred income taxes	12,839
Current assets	24,844
Asset retirement obligations	(5,907)
Oil and natural gas derivatives	(25,505)
Current liabilities	(24,195)
Total allocation	$633,047

2.     Summary of significant accounting policies

Principles of consolidation

The accompanying consolidated balance sheet as of December 31, 2005 and the results of operations and cash flows for the period from September 16, 2005 (date of inception) to December 31, 2005 are for TXOK and its wholly-owned subsidiaries.

All inter-company transactions have been eliminated.  The results of operations for the period from inception to December 31, 2005 are not necessarily indicative of the results we expect for a full year of operations.

Management estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States, we are required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses during the reporting period.  The most significant estimates pertain to proved oil and natural gas reserve volumes, future development, dismantlement and abandonment costs, valuation of deferred tax assets, estimates relating to certain oil and natural gas revenues and expenses and the fair market value of derivatives and equity securities.  Actual results may differ from management’s estimates.

Cash equivalents

We consider all highly liquid investments with maturities of three months or less when purchased, to be cash equivalents.

Concentration of credit risk and accounts receivable

Financial instruments that potentially subject us to a concentration of credit risk consist principally of cash, trade receivables and our derivative financial instruments.  We place our cash with high credit quality financial institutions.  We sell oil and natural gas to various customers.  In addition, we participate with other parties in the drilling, completion and operation of oil and natural gas wells.  The majority of our accounts receivable are due from either purchasers of oil or natural gas or participants in oil and natural gas wells for which we serve as the operator.  Generally, operators of oil and natural gas properties have the right to offset future revenues against unpaid charges related to operated wells.  Oil and natural gas sales are generally unsecured.  We place our derivative financial instruments with financial institutions and other firms that we believe have high credit ratings.  For a discussion of the credit risks associated with our commodity price risk management activities, please see “Note 7.  Oil and natural gas derivatives”.

Derivative financial instruments

We engage in commodity price risk management activities to protect against commodity price fluctuations and in connection with the incurrence of debt.  Our objective in entering into these commodity price risk management transactions is to manage price fluctuations and achieve a more predictable cash flow for our development and acquisition activities.  These derivatives are not held for trading purposes.

Currently, we do not designate derivative transactions as hedges for accounting purposes; accordingly, all derivatives are recorded at fair value on our consolidated balance sheet and changes in the fair value of derivative financial instruments are recognized currently in our consolidated statement of operations.  We do designate derivative financial instruments as hedges for income tax purposes.

Oil and natural gas properties

The oil and natural gas properties acquired in the ONEOK Energy acquisition have been recorded at fair value.  We have recorded all other oil and natural gas properties at cost using the full cost method of accounting.  Under the full cost method, all costs associated with the acquisition, exploration or development of oil and natural gas properties are capitalized as part of the full cost pool.  Capitalized costs are limited to the aggregate of the after-tax present value of future net revenues plus the lower of cost or fair market value of unproved properties.  The full cost pool is comprised of lease and well equipment and exploration and development costs incurred, plus intangible acquired proved leaseholds.

Unproved oil and natural gas properties are excluded from the calculation of depreciation, depletion and amortization until it is determined whether or not Proved Reserves can be assigned to such properties.  At December 31, 2005, the $56.3 million in unproved oil and natural gas properties resulted from the allocation of the estimated fair value of undeveloped acreage and possible and probable reserves.  We assess our unproved oil and natural gas properties for impairment on a quarterly basis.

Depreciation, depletion and amortization of evaluated oil and natural gas properties is calculated using the unit-of-production method based on total proved reserves, as determined by an independent petroleum engineering firm.

Sales, dispositions and other oil and natural gas property retirements are accounted for as adjustments to the full cost pool, with no recognition of gain or loss unless the disposition would significantly alter the amortization rate.

At the end of each quarterly period, the unamortized cost of proved oil and natural gas properties, net of related deferred income taxes, is limited to the sum of the estimated future net revenues from proved properties using current period-end prices discounted at 10%, adjusted for related income tax effects (ceiling test).

The calculation of the ceiling test is based upon estimates of proved reserves.  There are numerous uncertainties inherent in estimating quantities of proved reserves, in projecting the future rates of production and in the timing of development activities.  The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment.  Results of drilling, testing and production subsequent to the date of the estimate may justify revision of such estimate.  Accordingly, reserve estimates are often different from the quantities of oil and natural gas that are ultimately recovered.

Gas gathering, office and field equipment

Gas gathering, office and field equipment are capitalized at cost and depreciated on a straight line basis over their estimated useful lives.  These useful lives are 20 years for gas gathering systems and from 3 to 10 years for office and field equipment.

Goodwill

The ONEOK Energy acquisition purchase price allocation resulted in $22.2 million of goodwill (see “Note 1. Formation of TXOK Acquisition, Inc. and the ONEOK Energy Acquisition”).  None of the goodwill is deductible for income tax purposes.  Furthermore, in accordance with SFAS No. 142, “Goodwill and Intangible Assets,” goodwill is not amortized, but is tested for impairment on an annual basis, or more frequently as impairment indicators arise.  Impairment tests, which involve the use of estimates related to the fair market value of the business operations with which goodwill is associated, are performed at the end of our fourth quarter.  Losses, if any, resulting from impairment tests will be reflected in operating income in the statement of operations.

Environmental costs

Environmental costs that relate to current operations are expensed as incurred.  Remediation costs that relate to an existing condition caused by past operations are accrued when it is probable that those costs will be incurred and can be reasonably estimated based upon evaluations of currently available facts related to each site.

Asset retirement obligations

The following is a reconciliation of our asset retirement obligations as of December 31, 2005 (in thousands):

For the period from September 16, 2005 (date of inception) to December 31, 2005

Liabilities resulting from the ONEOK Energy acquisition	$5,907
Liabilities incurred during period	103
Liabilities settled during period	—
Accretion of discount	115
Asset retirement obligation as of December 31, 2005	$6,125

We have no assets that are legally restricted for purposes of settling asset retirement obligations.

Revenue recognition and gas imbalances

We use the sales method of accounting for oil and natural gas revenues.  Under the sales method, revenues are recognized based on actual volumes of oil and natural gas sold to purchasers.  Gas imbalances at December 31, 2005 were not significant; however, we have a liability of $0.4 million at December 31, 2005 for those wells where there were insufficient reserves to retire the imbalance.

Capitalization of internal costs

We capitalize as part of our proved developed oil and natural gas properties a portion of salaries paid to employees who are directly involved in the acquisition and exploitation of oil and natural gas properties.  During the period from September 16, 2005 (date of inception) to December 31, 2005, there was $0.3 million of internal costs capitalized.

Overhead reimbursement fees

We have classified fees from overhead charges billed to working interest owners, including ourselves, as a reduction of general and administrative expenses in the accompanying statement of operations.  Our share of these charges, which are classified as oil and natural gas production costs, were $1.5 million during the period from September 16, 2005 (date of inception) to December 31, 2005.

Income taxes

Income taxes are accounted for using the liability method under which deferred income taxes are recognized for the future tax effects of temporary differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities using the enacted statutory tax rates in effect at year-end.  The effect on deferred taxes for a change in tax rates is recognized in income in the period that includes the enactment date.  A valuation allowance for deferred tax assets is recorded when it is more likely than not that the benefit from the deferred tax asset will not be realized.

Stock options

SFAS No. 123(R), “Share-Based Payment,” was issued December 16, 2004 and is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation,” or SFAS No. 123.  SFAS No. 123(R) supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB No. 25) and amends SFAS No. 95, “Statement of Cash Flows.”  Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123.  However, SFAS No. 123(R) will require all share-based payments to employees, including grants of employee stock options, to be recognized in our consolidated statements of operations based on their estimated values as the services are performed.  The pro forma disclosure allowed by APB No. 25 is no longer an alternative.

Holdings adopted the 2005 Long-Term Incentive Plan (the 2005 Incentive Plan) which provides for the granting of options to purchase up to 10,000,000 shares of Holdings common stock.  On October 5, 2005, a total of 414,550 stock options to purchase shares of Holdings common stock under the 2005 Incentive Plan were granted to EXCO Resources, Inc. (Resources) employees who have been assigned to TXOK, of which 103,638 are exercisable as of December 31, 2005.  The exercise price for each option is $7.50 per share.  The options expire ten years from the date of grant.  Pursuant to the option award, 25% are immediately vested with an additional 25% vesting on each of the next three anniversaries of the date of the grant.  We adopted the provisions of SFAS No. 123(R) upon the granting of these stock options.  See “Note 5. Stock Options” for additional information concerning stock options granted to Resources employees assigned to TXOK.

3.             Long-term debt

Credit facility.

The credit facility is a $500.0 million revolving credit facility, subject to a semi-annually determined borrowing base.  The initial borrowing base is $325.0 million, of which approximately $308.8 million has been drawn in connection with the closing of the ONEOK Energy acquisition.  The credit facility matures on September 27, 2009 and is secured by a first priority lien and security interest in our oil and natural gas properties as well as the capital stock of our subsidiaries.  The credit facility is guaranteed by all of our existing and future direct or indirect material domestic subsidiaries.  At our election, the credit facility bears interest at a fluctuating rate of interest which is a variable margin in excess of reference rates based on either the prime rate or the London InterBank Offered Rate (LIBOR).  The margin increases with the borrowing base usage under the TXOK credit facility.  At December 31, 2005, the interest rate on our borrowings under the credit facility was 7.125%, which was based upon a one-month LIBOR rate of 4.375% and an applicable margin of 2.750%.

The credit facility financial covenants include, among other covenants, the following:

•      maintain a ratio of our consolidated current assets to consolidated current liabilities (as defined in the credit agreement) of at least 1.0 to 1.0 at the end of any fiscal quarter.

•      not permit our consolidated funded debt to consolidated EBITDAX (as defined in the credit agreement) to be greater than (i) 3.75 to 1.00 at December 31, 2005 and (ii) 3.50 to 1.00 at the end of each fiscal quarter thereafter.

•      not permit our ratio of consolidated EBITDAX to consolidated interest expense (as defined in the credit agreement) to be less than 2.5 to 1.0 at the end of any fiscal quarter.

Term loan

The term loan is a $200.0 million second lien term loan and the proceeds were used to help fund the ONEOK Energy acquisition.  The term loan matures on September 27, 2010 and is secured by a perfected second lien on all assets securing the credit facility.  The term loan is guaranteed by all of our existing and future direct or indirect material domestic subsidiaries and is callable at par.  The term loan bears interest at a rate of interest which is either 3.5% in excess of a fluctuating reference rate of interest based on the prime rate or 4.5% in excess of a fluctuating reference rate of interest based on LIBOR. At December 31, 2005, the interest rate on our borrowings under the term loan was 8.875%, which was based upon a one-month LIBOR rate of 4.375% and an applicable margin of 4.500%.

The term loan financial covenants include, among other covenants, the following:

•      not permit our consolidated funded debt to consolidated EBITDAX (as defined in the credit agreement) to be greater than (i) 4.25 to 1.00 at December 31, 2005 and (ii) 4.00 to 1.00 at the end of each fiscal quarter thereafter.

•      not permit our ratio of consolidated EBITDAX to consolidated interest expense (as defined in the credit agreement) to be less than 2.5 to 1.0 at the end of any fiscal quarter.

•      maintain a ratio of the PV10 of our Proved Reserves to consolidated funded debt of at least (i) 1.25 to 1.00 beginning March 1, 2006 and (ii) 1.50 to 1.00 beginning March 1, 2007.  For these purposes, PV10 of Proved Reserves shall be calculated using NYMEX prices as quoted on the calculation date with adjustments for commodity price risk management contracts.

At December 31, 2005, the estimated fair value of our long-term debt under the credit facility and the term loan was equal to the carrying value of $308.8 million and $200.0 million, respectively.

Dividend restrictions. We have not paid any cash dividends on our common or preferred stock.  In addition, the provisions of our credit facility and term loan currently prohibit us from paying cash dividends on our common or preferred stock.  Even if the provisions of our credit facility and term loan permitted us to pay cash dividends, we can make those payments only from our surplus (the excess of the fair value of our total assets over the sum of our liabilities plus our total paid-in share capital).  In addition, we can pay cash dividends only if after paying those dividends we would be able to pay our liabilities as they become due.  The provisions of our credit facility and term loan do allow for the declaration and payment of dividends on our common and preferred stock solely in additional shares of such stock.  Further, the credit facility and term loan does provide for the redemption of the preferred stock on or within five days of the initial public offering discussed in “Note 4. Preferred stock.”

4.             Redeemable preferred stock

General

We issued 150,000 shares of our preferred stock to BP EXCO Holdings LP, an entity controlled by Mr. Boone Pickens, a director of Holdings.  The preferred stock has an initial issue price of $1,000 per share and a 15% annual cumulative dividend.  The preferred stock currently has full voting rights to vote on an as converted basis with our common stock on all matters submitted to a vote of our stockholders.  Accordingly, the holder of the preferred stock currently holds a 90% voting control of us.

Redemption provision and embedded derivative

The preferred stock is to be redeemed upon the consummation of an initial public offering of the common stock of Resources, a wholly-owned subsidiary of Holdings II. The redemption price for the preferred stock will be (a) cash in the amount of $150.0 million plus accrued and unpaid dividends at a rate of 15% (the Redemption Value) and (b) that number of shares of common stock of Resources, cash or any combination thereof, at the election of the majority of our preferred stock holder or holders, necessary to produce an overall 23% annualized rate of return on the stated value of our preferred stock as of the date of redemption (the Make Whole Amount). For purposes of calculating the number of shares of Resources common stock payable under the Make Whole Amount, the common stock of Resources will be valued at the lesser of $12.00 or the offering price to the public at the time of the initial public offering. In accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, the Make Whole Amount provision of the preferred stock is considered to be an embedded derivative. As this provision and preferred stock economic characteristics are not clearly and closely related, the fair value of the embedded derivative must be separated from the value of the preferred stock and recorded as an embedded derivative liability. The fair value of the embedded derivative was measured using weighted probability of future cash flows of this feature. The redemption feature is to be valued at each reporting period with changes in the fair value being marked to market through the income statement. Also, in accordance with EITF Issue D-98, we recognize changes in the redemption value of the preferred stock as they occur and adjust the carrying value of the preferred stock to equal the redemption value at the end of each reporting period. For the period from September 16, 2005 (date of inception) to December 31, 2005, we increased the redemption value of the preferred stock to its stated value of $150.0 million plus $6.0 for accrued but unpaid dividends on the preferred stock.

Conversion

If, within one year after the closing of the issuance of the preferred stock (by September 26, 2006), Resources has been unable to consummate an initial public offering with aggregate proceeds sufficient to redeem our preferred stock, the outstanding shares of our preferred stock shall automatically convert into 90% of our common stock on a fully diluted basis in the form of our Class A common stock.  Resources completed an initial public offering on February 14, 2006 and retired the preferred stock.

Right of first refusal and co-sale agreement

Holdings and the holder of our preferred stock entered into a Right of First Refusal and Co-Sale Agreement pursuant to which Holdings gave the holder a right of first refusal, a co-sale right and, if the preferred stock is converted into Class A common stock, a drag along right on our Class B common stock held by Holdings.

Preferred stock purchase agreement

In connection with the issuance of our preferred stock, we entered into a preferred stock purchase agreement with the purchaser of our preferred stock.  This agreement contains standard representations and warranties and indemnification by us.  We, along with Holdings, agreed that if the proceeds of the proposed initial public offering of Resources are not sufficient to redeem all of our outstanding shares of preferred stock, then we and Holdings will each use its best efforts to redeem all of our preferred stock with available cash and available borrowings under our credit facilities or under Holdings’ credit facilities.

5.             Stock options

As discussed in “Note 2. Summary of significant accounting policies”, certain of Resources’ employees assigned to TXOK have been granted Holdings stock options under the 2005 Incentive Plan which provides for the granting of options to purchase up to 10,000,000 shares of Holdings common stock.  On October 5, 2005, options were granted under the 2005 Incentive Plan to certain of Resources’ employees assigned to TXOK to purchase 414,550 shares of Holdings common stock at $7.50 per share.  The options expire ten years following the date of grant.  Pursuant to the 2005 Incentive Plan, 25% of the options vest immediately with an additional 25% to vest on each of the next three anniversaries of the date of the grant.

The following table summarizes Holdings stock option activity related to certain of Resources employees assigned to TXOK under the 2005 Incentive Plan:

	Stock options	Weighted average exercise price per share
Options outstanding at October 3, 2005	—	$—
Granted	414,550	7.50
Expired or canceled	—	—
Exercised	—	—
Options outstanding at December 31, 2005	414,550	$7.50
Options exercisable at December 31, 2005	103,638	$7.50

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model. The following assumptions were used for the Holdings options included in the above table:

Fair market value of stock at date of grant	$7.50
Option exercise prices	$7.50
Option term	10 years
Risk-free rate of return	10-year U.S. Treasury Notes
Company stock volatility	30.4%
Company dividend yield	0%
Calculated Black-Scholes values	$2.29 per option

As required by SFAS No. 123(R), the granting of options under the 2005 Incentive Plan by Holdings to Resources’ employees assigned to TXOK are share-based payment transactions and are to be treated as compensation expense by us.  Volatility was determined based on the weighted average of historical volatility of the common stock of EXCO Resources, Inc., a wholly-owned subsidiary of Holdings for 1.25 years and the daily closing prices from five comparable public companies. During the period from September 16, 2005 (date of inception) to December 31, 2005, we have recorded a general and administrative expense of $0.3 million related to stock option compensation expense.  Under the terms of a services agreement between Resources and TXOK, we are to reimburse Resources for this stock option compensation expense.  See “Note 9. Related party transactions” for additional information concerning this services agreement and transactions between Resources and TXOK.

6.             Income taxes

The income tax provision attributable to our income before income taxes consists of the following:

(in thousands)	For the period from September 16, 2005 (date of inception) to December 31, 2005

Current
U.S.
Federal	$88
State	—
Total current income tax expense	88

Deferred
U.S.
Federal	4,091
State	114
Total deferred income tax expense	4,205
Total income tax expense	$4,293

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  Significant components of our deferred tax assets and liabilities are as follows:

(in thousands)	December 31, 2005

Current deferred income taxes:
Basis difference in fair value of derivative financial instruments	$130
Total current deferred income taxes	130

Non-current deferred tax assets:
Tax basis of oil and natural gas properties in excess of book basis	3,752
Basis difference in fair value of derivative financial instruments	4,677
Other	75
Total non-current deferred tax assets	8,504
Total deferred income tax assets	$8,634

A reconciliation of our income tax expense computed by applying the statutory federal income tax rate to our earnings before income taxes for the period from September 16, 2005 (date of inception) to December 31, 2005 is presented in the following table:

(in thousands)	For the period from September 16, 2005 (date of inception) to December 31, 2005

United States federal income taxes at statutory rate of 35%	$4,102
Increases resulting from:
Non-deductible charges	104
State taxes net of federal benefit and other	40
Other, net	47
Income tax expense	$4,293

7.             Oil and natural gas derivatives

In connection with the incurrence of debt related to our acquisition activities, our management has adopted a policy of entering into oil and natural gas derivative financial instruments to protect against commodity price fluctuations and to achieve a more predictable cash flow.  SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activity,” requires that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded on the balance sheet as either an asset or liability measured at its fair value.  SFAS No. 133 requires that changes in the derivative’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met.  Special accounting for qualifying hedges allows a derivative’s gains and losses to offset related results from the hedged item on the income statement.  Companies must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.  For derivatives classified as cash flow hedges, changes in fair value are recognized in other comprehensive income until the hedged item is recognized in earnings.

We do not designate our derivative financial instruments as hedging instruments for financial accounting purposes and, as a result, we recognize the change in the derivative’s fair value currently in earnings.

The following table sets forth our oil and natural gas derivatives as of December 31, 2005.  The fair values at December 31, 2005 are estimated from quotes from the counterparties and represent the amount that we would expect to receive or pay to terminate the contracts at December 31, 2005.  We have the right to offset amounts we expect to receive or pay among our individual counterparties.  As a result, we have offset amounts for financial statement presentation purposes.

	Volume Mmbtus/Bbls	Weighted average strike price per Mmbtu/Bbl	Weighted average differential to NYMEX	Fair value at December 31, 2005
	(In thousands, except prices and differentials)
Natural Gas:
NYMEX Swaps:
2006	4,695	$11.54		$3,479
2007	8,160	9.75		(3,820)
2008	6,840	8.77		(3,628)
2009	5,880	7.95		(3,024)
2010	5,160	7.38		(2,236)
	30,735			(9,229)

Basis Swaps:
2006	5,475		$(0.32)	4,903

Collars
2006	5,475	6.15 - 10.00		(8,441)

Total Natural Gas	41,685			(12,767)

Oil:
Swaps:
2006	97	66.02		290
2007	168	64.20		54
2008	144	62.25		(17)
2009	120	60.80		(4)
2010	108	59.85		24
	637			347

Collars:
2006	108	50.35 - 60.00		(617)
Total Oil	745			(270)

Total Oil and Natural Gas				$(13,037)

At December 31, 2005, the average forward NYMEX oil price (WTI) per Bbl for calendar 2006 and for calendar 2007 was $63.19 and $63.98, respectively, and the average forward NYMEX natural gas price (Henry Hub) per Mmbtu for calendar 2006 and for calendar 2007 was $10.77 and $10.26, respectively.

8.             Concentration of credit risk

During the period from September 16, 2005 (date of inception) to December 31, 2005, sales of natural gas to two pipeline companies accounted for a total of approximately 69% of our total oil and natural gas revenues. If we were to lose any one of our oil and natural gas purchasers, the loss could temporarily cease or delay the production and sale of our oil and natural gas in that particular purchaser’s service area. If we were to lose a purchaser, we believe we could identify a substitute purchaser.

9.             Related party transactions

Resources hired approximately 57 people who were formerly employed by ONEOK and historically worked on these assets.  In accordance with the terms of a services agreement between Resources and TXOK, we will reimburse Resources for all compensation expense of these employees.  In addition, pursuant to terms of the services agreement, Resources will provide us with general management, treasury, finance, legal, audit, tax, information technology, payroll and benefit administration services.  We have agreed to reimburse Resources for all costs incurred on our behalf and to pay Resources $25,000 per month for these additional services.  For the period from September 16, 2005 (date of inception) to December 31, 2005, Resources has charged us under this agreement $2.2 million for employee compensation and related benefits; $0.3 million for stock option compensation expense; and, $0.1 million for general management services.  At December 31, 2005, we owe Resources $2.6 million which is included in accounts payable and accrued liabilities on our consolidated balance sheet.

Pursuant to a transition services agreement that Resources entered into with ONEOK, Resources received certain services and office space from ONEOK for the period from September 27, 2005 to March 6, 2006.  These services generally consisted of information technology, telecommunications, general office support, and transition services from former ONEOK Energy employees who did not accept employment with TXOK.  Charges for these services were specified in the agreement.  We also reimbursed ONEOK for any costs it incurred on our behalf.  Subsequent to the ONEOK Energy acquisition through December 31, 2005, ONEOK charged us $0.3 million for compensation and related benefits for employees providing direct services to the oil and natural gas assets; $73 thousand for information technology and related support services; and $0.2 million for office rent and other related services under this agreement.  At December 31, 2005, we owed ONEOK $0.4 million which is included in accounts payable and accrued liabilities on our consolidated balance sheet.

The private investors who funded a total of $20.0 million in loans to TXOK to fund the $19.4 million in deposits paid in connection with the ONEOK Energy acquisition also entered into contracts with us to render financial advisory services pursuant to which we paid them approximately $4.9 million on October 7, 2005 which was expensed as general and administrative costs.

At December 31, 2005, we had a receivable from Holdings in the amount of $0.2 million.

10.          Commitments and contingencies

Pursuant to the transition services agreement discussed in “Note 9.  Related party transactions”, we are obligated to pay monthly rent for office space to ONEOK of approximately $48,700 for a period of up to six months.

In the ordinary course of business, we are periodically a party to lawsuits.  We do not believe that any resulting liability from existing legal proceedings, individually or in the aggregate, will have a materially adverse effect on our results of operations or financial condition.  However, future costs associated with legal proceedings may be material to our operating results and liquidity.

11.          Environmental regulation

Various federal, state and local laws and regulations covering discharge of materials into the environment, or otherwise relating to the protection of the environment, may affect our operations and the costs of our oil and natural gas exploitation, development and production operations.  We do not anticipate that we will be required in the foreseeable future to expend amounts material in relation to the financial statements taken as a whole by reason of environmental laws and regulations.  Because these laws and regulations are constantly being changed, we are unable to predict the conditions and other factors, over which we do not exercise control, that may give rise to environmental liabilities affecting us.

12.          Oil and gas producing activities

Presented below are costs incurred in oil and natural gas property acquisition, exploration and development activities:

For the period from September 16, 2005 (date of inception) to December 31, 2005:

(in thousands, except per unit amounts)

Capitalized costs at end of year:
Unproved properties	$56,253
Gathering system	19,570
Proved properties	568,773
Other	568
Total capitalized costs	645,164
Accumulated depreciation, depletion and amortization	(14,679)
$630,485

Costs incurred during the period:
Property acquisition costs	$628,747
Development costs	15,666
Gathering system costs	648
Capitalized asset retirement costs	103
Depreciation, depletion and amortization per Boe	$17.70
Depreciation, depletion and amortization per Mcfe	$2.95

The following table sets forth the results of our oil and gas producing operations, including gathering revenues, for the period from September 16, 2005 through December 31, 2005.  The results exclude general office overhead and interest expense attributable to oil and natural gas production.

(in thousands)

Net revenues	$50,608

Production costs	5,913
Depreciation, depletion and amortization	14,679
Accretion of discount on asset retirement obligations	115
Income taxes	11,512
Total expenses	32,219
Results of operations from producing activities	$18,389

13.    Supplemental information relating to oil and natural gas producing activities - unaudited

The estimated proved net recoverable reserves we show below have been prepared by an independent petroleum engineering firm.  These reserves include only those quantities that we expect to be commercially recoverable at prices and costs in effect at the balance sheet date under existing regulatory practices and with conventional equipment and operating methods.  Proved developed reserves represent only those reserves that we may recover through existing wells.  Proved undeveloped reserves include those reserves that we may recover from new wells on undrilled acreage or from existing wells on which we must make a relatively major expenditure for recompletion or secondary recovery operations.

Discounted future cash flow estimates like those shown below are not intended to represent estimates of the fair value of our oil and natural gas properties.  Estimates of fair value should also consider probable reserves, anticipated future oil and natural gas prices, interest rates, changes in development and production costs and risks associated with future production.  Because of these and other considerations, any estimate of fair value is subjective and imprecise.

Estimated quantities of proved reserves

	Natural gas (Bcf)	Oil (Mmbls)	Bcfe(1)

September 16, 2005	—	—	—
Purchase of reserves in place	201.1	4.2	226.3
New discoveries and extensions	3.1	0.1	3.7
Revisions of previous estimates	(3.1)	(0.1)	(3.7)
Production	(4.3)	(0.1)	(4.9)
Sales of reserves in place	—	—	—

December 31, 2005	196.7	4.1	221.4

Estimated quantities of proved developed reserves

	Natural gas (Bcf)	Oil (Mmbls)	Bcfe (1)

December 31, 2005	162.0	3.1	180.6

(1)           Bcfe-One billion cubic feet equivalent calculated by converting one Bbl of oil to six Mcf of natural gas.

Standardized measure of discounted future net cash flows

We have summarized the standardized measure related to our proved oil and natural gas reserves.  We have based the following summary on a valuation of proved reserves using discounted cash flows based on period-end prices, costs and economic conditions and a 10% discount rate.  You should not view the information presented below as an estimate of the fair value of our oil and natural gas properties, nor should you consider the information indicative of any trends.

As of December 31, 2005 (in thousands):
Future cash inflows	$1,793,870
Future production and development costs	507,894
Future abandonment costs	15,886
Future income taxes	233,739
Future net cash flows	1,036,351
Discount of future net cash flows at 10% per annum	(502,728)
Standardized measure of discounted future net cash flows	$533,623

The reserves and cash flows in the above tables are based on December 31, 2005 prices of $10.08 per Mmbtu for natural gas and $61.03 per Bbl for oil, in each case adjusted for historical differentials.

Changes in standardized measure

The following are the principal sources of change in the standardized measure:

(in thousands)

September 16, 2005 to December 31, 2005:
Sales and transfers of oil and natural gas produced, net of production costs	$(44,940)
Net changes in prices and production costs	(519,926)
Extensions and discoveries, net of future development and production costs	9,454
Development costs during the period	15,591
Revisions of previous quantity estimates	(8,227)
Purchase of reserves in place	824,396
Accretion of discount before income taxes	30,572
Changes in other	16,193
Net change in income taxes	210,510
Net change	$533,623

14.          Subsequent events

On February 8, 2006, Resources registration statement on Form S-1, as amended, was declared effective by the Securities and Exchange Commission.  Net proceeds from the initial public offering after underwriting discount, but before other expenses, which closed on February 14, 2006, were approximately $617.5 million.  Resources also granted the underwriters of the initial public offering an over-allotment option, exercisable 30 days from the effective date of the initial public offering, to purchase additional shares of common stock.  On February 21, 2006, the underwriters exercised a portion of their options resulting in Resources receiving additional net proceeds of $44.7 million.

The net proceeds from the initial public offering, including funds received from the over-allotment option, together with Resources’ cash on hand, were used to redeem the preferred stock held by BP EXCO Holdings LP.  The redemption price for the TXOK preferred stock was cash in the amount of $150.0 million plus $8.8 million of unpaid dividends at a rate of 15% and 388,889 shares of Resources’ common stock.  The Resources common stock issued in connection with the preferred redemption represented the value necessary to produce an overall 23% annualized rate of return on the stated value of the TXOK preferred stock as of the date of redemption pursuant to the terms of the preferred stock.  As a result of this redemption, which occurred on February 14, 2006, we became a wholly-owned subsidiary of Resources.  In addition to the redemption of the preferred stock, Resources paid, in full, the term loan and $185.8 million of our credit facility.

On March 17, 2006, Resources amended its credit agreement to combine our credit facility with Resources.  As a result, we became a guarantor of Resources credit agreement.